Hostess Brands, Inc. Announces First Quarter 2018 Financial Results
Net Revenue Increased 13.1% from the Prior Year Period
Excluding the Chicago Bakery, Net Revenue Increased 5.2%
Chicago Bakery Transformation Underway
Reaffirms Full Year 2018 Outlook

KANSAS CITY, MO., May 9, 2018- Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (“Hostess” or the “Company”), today reported its financial results for the three months ended March 31, 2018.

First Quarter 2018 Summary1:

•	Net revenue increased 13.1%; excluding the Chicago Bakery[2], net revenue increased 5.2%.

•	The Chicago Bakery, acquired on February 1, 2018, contributed $14.5 million of net revenue.

•	Point of sale increased 6.3% for the 12-week period ended March 24, 2018. Point of sale for the top seven sub-brands increased 8.5%. These sub-brands represent 69.1% of the Company’s net revenue.

•	The Hostess® brand's market share for the 12-week period ended March 24, 2018 was 17.9%, up 124 basis points. This represents a record market share for the brand since its re-launch in 2013.

•
Net income was $29.3 million (including a one-time gain of $12.4 million related to the buyout of a portion of the tax receivable agreement) compared to $24.2 million. Diluted EPS was $0.23 per share compared to $0.15 per share.

•	Adjusted EPS was $0.14 per share compared to $0.15 per share.

•	Adjusted EBITDA was $47.0 million, or 22.5% of net revenue, compared to $54.5 million or 29.5% or net revenue.

•	Cash and cash equivalents of $100.5 million as of March 31, 2018 with a leverage ratio of 4.00x, both driven by operating cash flows of $38.3 million.
“We are pleased with our sales momentum and strong start to 2018,” commented Dean Metropoulos, Executive Chairman of Hostess. “Our Chicago Bakery transformation is well underway, which we believe will provide significant opportunities for revenue growth within the Breakfast subcategory and be accretive to our future earnings. We continue to introduce new innovative items that have expanded the Hostess® brand market share and continue to expect to grow well above the category average in 2018 and beyond.”
First Quarter 2018 (Comparisons to the First Quarter of 2017)

Net revenue was $208.7 million, an increase of 13.1%, or $24.2 million, compared to $184.5 million. The Chicago Bakery, which the Company acquired during the quarter to expand its breakfast product portfolio and manufacturing capabilities, contributed $14.5 million of net revenue. Excluding the Chicago Bakery, net revenue increased 5.2%, driven by the continued momentum from the Company’s 2017 product innovations.
Gross profit was $71.2 million, or 34.1% of net revenue, compared to $79.3 million, or 43.0% of net revenue. The decline was primarily attributed to $4.3 million in negative gross profit from the Chicago Bakery resulting in a 478 basis point decrease to gross margin. In addition, higher transportation costs as a result of tightened shipping capacity, higher co-packing costs and one-time bonuses paid to hourly employees as a result of the projected benefits of the newly enacted tax legislation also impacted gross profit.

1This press release contains certain non-GAAP financial measures, including adjusted net income attributed to Class A stockholders, adjusted earnings per share (“EPS”) and adjusted EBITDA. Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons are to the first quarter of 2017.
2 On February 1, 2018, the Company acquired certain breakfast-related assets from Aryzta, LLC. These assets included the Chicago Cloverhill bakery facility, the related inventory, and the Big Texas® and Cloverhill® brands. Throughout this press release, these assets are referred to collectively as the “Chicago Bakery.”

Advertising, selling, general and administrative (“SG&A”) expenses were $30.8 million, or 14.8% of net revenue, compared to $28.6 million, or 15.5% of net revenue. This increase on a dollar basis was primarily attributable to an increase in non-cash share-based compensation of $1.1 million due to a full quarter of stock compensation expense for the three months ended March 31, 2018, compared to only a partial quarter for the three months ended March 31, 2017. The Company has also increased display rack deployment in support of revenue growth.
In the first quarter of 2018, the Company entered into an agreement to buyout the Apollo Funds' rights to all current and future tax savings under the tax receivable agreement in exchange for a $34.0 million cash payment, resulting in a gain of $12.4 million.
The Company recognized an impairment loss of $1.4 million related to the planned disposition of certain production equipment before the end of its useful life.
The Company's effective tax rate was 18.2%, giving effect to the non-controlling interest, a partnership for income tax purposes, compared to 29.2%. The decrease in the Company's effective tax rate was primarily attributed to a lower federal statutory rate enacted by the legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Reform”). The tax impact of the gain on the buyout of the tax receivable agreement also decreased the Company's effective tax rate.
Net income was $29.3 million, compared to net income of $24.2 million. Net income attributed to Class A stockholders was $23.8 million, or $0.23 per share (on a diluted basis), compared to $15.8 million, or $0.15 per share.
Adjusted EPS was $0.14, compared to $0.15 per share. Adjusted EBITDA was $47.0 million, or 22.5% of net revenue, compared to adjusted EBITDA of $54.5 million, or 29.5% of net revenue. The decreases in adjusted EPS and adjusted EBITDA were primarily attributable to the negative gross profit from the Chicago Bakery.
The Company has two reportable segments: Sweet Baked Goods (“SBG”) and In-Store Bakery. The SBG segment consists of sweet baked goods that are sold under the Hostess® and Dolly Madison® brands, Hostess® branded bread and buns and frozen retail products. The operations attributed to the Chicago Bakery are included in the SBG segment. The In-Store Bakery segment consists of Superior® and Hostess® branded products sold through the in-store bakery section of grocery and club stores. Prior to the fourth quarter of 2017, the Company had two operating segments: SBG and Other. The analysis below reflects the new segment presentation for both the current and comparative periods.
Sweet Baked Goods Segment: Net revenue was $199.3 million, an increase of $24.5 million, or 14.0%, compared to $174.8 million. The Chicago Bakery contributed $14.5 million of the increase in net revenue. The remaining increase was driven primarily by continued growth from 2017 product innovations. Gross profit was $69.4 million, or 34.8% of net revenue, compared to $76.8 million, or 43.9% of net revenue. The decrease in gross margin was primarily due to the Chicago Bakery operations, which produced negative gross profit for the quarter. Gross profit was also impacted by higher transportation and co-packing costs and bonuses paid to hourly employees as a result of the projected benefits of the newly enacted tax legislation.
In-Store Bakery Segment: Net revenue was $9.4 million, a decrease of 0.3 million, or 3.0%, compared to net revenue of $9.7 million. Gross profit was $1.8 million, or 19.1% of net revenue, compared to gross profit of $2.5 million, or 25.8% of net revenue. The decrease in gross margin was primarily attributable to a shift in product and channel mix. Gross margin further decreased due to higher transportation costs as well as one-time bonuses paid to hourly employees.
Balance Sheet and Cash Flow
As of March 31, 2018, the Company had cash and cash equivalents of $100.5 million and approximately $96.1 million available for borrowing, net of letters of credit, under its revolving line of credit. The Company generated operating cash flow of $38.3 million during the quarter. The Company had outstanding term loan debt of $991.3 million and net debt of $890.8 million as of March 31, 2018, resulting in a leverage ratio of 4.00x based on adjusted EBITDA of $222.7 million for the twelve months ended March 31, 2018. See the schedules in the press release for the reconciliation of adjusted EBITDA to net income and the calculation of the leverage ratio.
Outlook
The Company expects that its continued focus on its strategic initiatives of core distribution expansion, innovation and white space expansion will result in growth well above the SBG category in 2018. In addition, the Company expects to continue to serve as a platform for future acquisitions.

The Company reaffirms its outlook for adjusted EPS of $0.65 to $0.70. Please refer to the schedules in this press release for the calculation of expected basic, diluted and adjusted EPS. The Company's expected tax rate for 2018 is approximately 21%, giving effect to the non-controlling interest, a partnership for income tax purposes.

The Company reaffirms its outlook for adjusted EBITDA of $220 million to $230 million for the year ended December 31, 2018. See the schedules in this press release for a reconciliation of anticipated 2018 adjusted EBITDA to anticipated net income of $98 million to $106 million for 2018.

The Company reaffirms its outlook for cash provided by operations of $175 million to $180 million in 2018. Significant anticipated cash outflows from investing and financing activities include $50 million to $60 million of total capital expenditures, $34 million to buy out a portion of the tax receivable agreement and $24 million to fund the acquisition of the Chicago Bakery. The net increase in cash for 2018 of $35 million to $40 million is expected to result in a leverage ratio of 3.50x to 3.70x at year end, prior to any additional acquisitions.

Conference Call and Webcast

The Company will host a conference call and webcast today, May 9, 2018 at 4:30 p.m. EDT to discuss the results for the first quarter.
Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, May 23, 2018, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13679120.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess® is the second leading brand by market share within the SBG category. For the 52-week period ended March 24, 2018, the Company's market share was 17.3% per Nielsen’s U.S. SBG category data. The Company has a #1 leading market position within the two largest SBG Segments: Donut Segment and Snack Cake Segment, according to Nielsen U.S. Total Universe for the 52-week period ended March 24, 2018. The Donut and Snack Cake Segments together account for 48.0% of the SBG category's total dollar sales.
The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, Hostess Bakery Petites™ and Fruit Pies, in addition to Twinkies® and CupCakes.
For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

Forward-Looking Statements
This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipate will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the continued ability to produce and successfully market products with extended shelf life; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; the Company's ability to achieve expected synergies and benefits and performance from the Company's strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K and its subsequent Securities and Exchange Commission filings. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	March 31,	December 31,
ASSETS	2018	2017

Current assets:
Cash and cash equivalents	$100,450	$135,701
Accounts receivable, net	113,450	101,012
Inventories	39,970	34,345
Prepaids and other current assets	5,915	7,970
Total current assets	259,785	279,028
Property and equipment, net	192,514	174,121
Intangible assets, net	1,917,093	1,923,088
Goodwill	579,446	579,446
Other assets, net	15,683	10,592
Total assets	$2,964,521	$2,966,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligation payable within one year	$11,268	$11,268
Tax receivable agreement payments payable within one year	8,100	14,200
Accounts payable	65,753	49,992
Customer trade allowances	40,073	40,511
Accrued expenses and other current liabilities	8,714	11,880
Total current liabilities	133,908	127,851
Long-term debt and capital lease obligation	985,124	987,920
Tax receivable agreement	70,289	110,160
Deferred tax liability	273,279	267,771
Total liabilities	1,462,600	1,493,702
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 99,915,614 and 99,791,245 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	10	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 30,255,184 and 30,319,564 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	3	3
Additional paid in capital	922,720	920,723
Accumulated other comprehensive income	3,407	1,318
Retained earnings	232,311	208,279
Stockholders’ equity	1,158,451	1,130,333
Non-controlling interest	343,470	342,240
Total liabilities and stockholders’ equity	$2,964,521	$2,966,275

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended
	March 31, 2018	March 31, 2017

Net revenue	$208,743	$184,538
Cost of goods sold	137,502	105,243
Gross profit	71,241	79,295

Operating costs and expenses:
Advertising and marketing	8,870	7,322
Selling expense	7,387	8,112
General and administrative	14,562	13,183
Amortization of customer relationships	5,994	5,872
Business combination transaction costs	47	—
Impairment of property and equipment	1,417	—
Related party expenses	92	83
Total operating costs and expenses	38,369	34,572
Operating income	32,872	44,723
Other expense (income):
Interest expense, net	9,340	9,830
Gain on buyout of tax receivable agreement	(12,372)	—
Other expense	83	714
Total other expense (income)	(2,949)	10,544
Income before income taxes	35,821	34,179
Income tax expense	6,519	9,980
Net income	29,302	24,199
Less: Net income attributable to the non-controlling interest	5,461	8,367
Net income attributable to Class A stockholders	$23,841	$15,832
Earnings per Class A share:
Basic	$0.24	0.16
Diluted	$0.23	0.15
Weighted-average shares outstanding:
Basic	99,895,075	98,250,917
Diluted	105,041,015	104,773,887

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2018	March 31, 2017

Operating activities
Net income	$29,302	$24,199
Depreciation and amortization	10,091	9,266
Impairment of property and equipment/bakery shutdown costs	1,417	—
Debt discount (premium) amortization	(271)	(248)
Non-cash gain on tax receivable agreement	(12,372)	—
Stock-based compensation	1,623	521
Deferred taxes	4,786	5,455
Change in operating assets and liabilities
Accounts receivable	(11,437)	(6,823)
Inventories	2,006	(1,645)
Prepaids and other current assets	2,055	(19)
Accounts payable and accrued expenses	11,560	(4,152)
Customer trade allowances	(438)	(278)
Other	—	(8)
Net cash provided by operating activities	38,322	26,268

Investing activities
Purchases of property and equipment	(8,019)	(4,519)
Business acquisition	(23,910)	—
Proceeds from sale of assets	—	54
Acquisition and development of software assets	(558)	(446)
Net cash used in investing activities	(32,487)	(4,911)
Financing activities
Repayments of long-term debt and capital lease obligation	(2,526)	(2,537)
Distributions to non-controlling interest	(4,153)	—
Tax payments related to issuance of shares to employees	(407)	—
Tax receivable agreement buyout	(34,000)	—
Net cash used in financing activities	(41,086)	(2,537)
Net increase in cash and cash equivalents	(35,251)	18,820
Cash and cash equivalents at beginning of period	135,701	26,855
Cash and cash equivalents at end of period	$100,450	$45,675

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$9,942	$14,759
Taxes paid	$507	$—
Supplemental disclosure of non-cash investing:
Purchases of property and equipment funded by accounts payable	$642	$3,325

Results of Operations by Segment—Unaudited

	Three Months Ended
(In thousands)	March 31, 2018	March 31, 2017
Net revenue	$208,743	$184,538
Cost of goods sold	137,502	105,243
Gross profit	$71,241	$79,295

Segment
Net Revenue
Sweet baked goods	$199,293	$174,793
In-Store Bakery	9,450	9,745
	$208,743	$184,538
Gross Profit
Sweet baked goods	$69,438	$76,781
In-Store Bakery	1,803	2,514
	$71,241	$79,295

Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA, adjusted net income attributed to Class A stockholders, and adjusted EPS are non-GAAP financial measures commonly used in the Company's industry and should not be construed as an alternative to net income or earnings per share as indicators of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). These measures may not be comparable to similarly titled measures reported by other companies. The Company has included adjusted EBITDA, adjusted net income attributed to Class A stockholders, and adjusted EPS, because it believes the measures provide management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
Adjusted EBITDA
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization, (iii) income taxes and (iv) as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and

•	does not reflect payments related to income taxes, the tax receivable agreement or distributions to the non-controlling interest to reimburse its tax liability.
Adjusted Net Income Attributed to Class A Stockholders and Adjusted EPS
Adjusted net income attributed to Class A stockholders excludes certain items that affect comparability. Adjusted net income attributed to Class A stockholders is divided by weighted average diluted Class A shares outstanding to determine adjusted EPS. The adjustments to net income attributed to Class A stockholders are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted net income attributed to Class A stockholders and adjusted EPS, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or recurring items. Certain adjustments are shown net of income taxes and net of allocation to the non-controlling interest.

Reconciliation of Adjusted EBITDA (Unaudited)
		Three Months Ended
(In thousands)		March 31, 2018	March 31, 2017

Net income		$29,302	$24,199
Plus non-GAAP adjustments:
Income tax provision		6,519	9,980
Interest expense, net		9,340	9,830
Depreciation and amortization		10,091	9,266
Share-based compensation	i.	1,623	521
Gain on buyout of tax receivable agreement	ii.	(12,372)	—
Impairment of property and equipment	iii.	1,417	—
Tax Reform bonuses	iv.	983	—
Business combination transaction costs	v.	47	—
Other expense	vi.	83	714
Adjusted EBITDA		$47,033	$54,510

i.	For the three months ended March 31, 2018 and 2017, the Company recognized expense related to stock compensation awarded under the Hostess Brands, Inc. 2016 Equity Incentive Plan.

ii.	Represents the difference between the $34.0 million cash payment to buy out a portion of the tax receivable agreement and the carrying value of the related tax receivable agreement liability.

iii.	During the three months ended March 31, 2018, the Company recorded an impairment loss of $1.4 million related to a planned improvement in production that was abandoned.

iv.	During the three months ended March 31, 2018, the Company utilized a portion of the tax savings expected to be realized from Tax Reform to pay one-time bonuses to certain hourly employees.

v.	Represents fees incurred related to the acquisition of the Chicago Bakery.

vi.
For the three months ended March 31, 2018, other expense included professional services fees related to the pursuit of potential acquisitions. For the three months ended March 31, 2017, other expense primarily consisted of legal and professional fees related to a secondary public offering of Class A common stock which occurred in April 2017.

Reconciliation of Adjusted Net Income Attributed to Class A Stockholders and Adjusted EPS (unaudited)
		Three Months Ended
(In thousands except share and per share data)		March 31, 2018	March 31, 2017

Net income attributed to Class A stockholders		$23,841	$15,832
Plus Non-GAAP adjustments (i):
Gain on buyout of tax receivable agreement	ii.	(10,729)	—
Impairment of property and equipment	iii.	785	—
Tax Reform bonuses	iv.	545	—
Adjusted net income attributed to Class A stockholders		$14,442	$15,832
Weighted average Class A shares outstanding-diluted		105,041,015	104,773,887
Adjusted EPS		$0.14	$0.15

i.	All adjustments to net income attributed to Class A stockholders are net of the impact to the non-controlling interest and income taxes, where applicable.

ii.
During the three months ended March 31, 2018, the Company entered into an agreement to terminate all future payments payable under the Tax Receivable Agreement to the Apollo Funds in exchange for a payment of $34 million. The Company recognized a gain resulting from the excess of the carrying value of the liability over the $34 million cash payment.

iii.	During the three months ended March 31, 2018 the Company recorded an impairment loss of $1.4 million related to the planned disposal of certain production equipment before the end of its useful life.

iv.	In response to Tax Reform, the Company paid one-time bonuses to its hourly employees in the first quarter of 2018.

Reconciliation of Adjusted EBITDA-Guidance for the year ended December 31, 2018
Reconciliation of 2018 adjusted EBITDA guidance to net income presents inherent difficulty in forecasting certain amounts that are necessary for a full reconciliation to net income. The Company's outlook for 2018 adjusted EBITDA is based on the same methodology used to present adjusted EBITDA for completed periods. However, the amounts, if any, of the non-recurring items that are excluded from adjusted EBITDA are highly uncertain and incapable of estimation, and have not been included in the table below. Such non-recurring items may include  non-cash expenses for earn out liabilities, the impact to net income resulting from Tax Receivable Agreement transactions, and/or other items. As such items are excluded from adjusted EBITDA, the occurrence and magnitude thereof, while impacting net income and the reconciliation of adjusted EBITDA to net income, would have no impact on adjusted EBITDA for 2018. In addition, the below reconciliation assumes that the overall capital structure of the Company and effective income tax rates are consistent with the structure at March 31, 2018. Changes to these assumptions could significantly impact net income for 2018, and accordingly, the reconciliation of adjusted EBITDA to net income, but not adjusted EBITDA itself. For additional information regarding adjusted EBITDA, refer to the related explanations presented above under “Reconciliation of Adjusted EBITDA”.

2018 Guidance Adjusted EBITDA Reconciliation (Unaudited)
Estimated Year Ended December 31, 2018
Amounts in millions, except shares and per share data
Net income attributed to common stockholders		$69 - $75
Net income attributed to the non-controlling interest	i.	29 - 31
Net income		98 - 106

Plus non-GAAP adjustments:
Income tax provision	ii.	27 - 29
Interest expense, net		41 - 41
Depreciation and amortization		42 - 42
Share-based compensation	iii.	8 - 8
Other expenses	iv.	4 - 4
Adjusted EBITDA		$220 - $230

i.
The Company conducts its business through its subsidiary Hostess Holdings, L.P. (“Hostess Holdings”). The net income of Hostess Holdings is allocated to owners pro rata based on ownership percentage. As of March 31, 2018, the Company owned approximately 99.9 million of Hostess Holdings' 130.2 million total partnership units. The remaining approximately 30.3 million partnership units are owned by a non-controlling interest.

ii.
Represents the corporate income tax expense generated from the Company's interest in Hostess Holdings. The non-controlling interest represents an ownership interest in Hostess Holdings, which is a partnership for tax purposes. This provision reflects the projected effects of Tax Reform on the Company's effective tax rate. Neither the non-controlling interest tax distributions nor the tax receivable agreement payment are included in the income tax provision.

iii.	Represents amounts associated with the issuance of stock options, restricted stock units, or performance share units to employees of the Company.

iv.
Expected other expenses consist of $2.0 million of professional fees incurred for the pursuit of potential acquisitions or financing transactions and $2.0 million of non-capitalizable costs incurred to transition the production of the Chicago Bakery.

Other 2018 Guidance
Estimated Year Ended December 31, 2018
Earnings per Class A share (i):
Basic		$0.69 - $0.75
Diluted		$0.64 - $0.69
Adjusted	ii.	$0.65 - $0.70
Weighted-average shares outstanding:
Basic	iii.	99,916,245
Diluted	iv.	107,516,245

Net increase in cash and cash equivalents	v.	$35 - $40

Capital expenditures		$50 - $60

Leverage ratio		3.50x - 3.70x
Expected statutory corporate federal and state income tax rate applied to income attributed to Class A stockholders		27% - 28%
Payments related to the Company's current federal and state income tax liabilities		$8 - $9
Distributions to holders of the non-controlling interest to cover income tax payments		$11 - $12
2018 Payments to the selling equity holders of Hostess Holdings related to 2017 activity under the terms of the tax receivable agreement		$8 - $9

i.	Estimated basic and diluted EPS exclude the impact of the gain realized in the first quarter of 2018 related to the tax receivable agreement buyout transaction.

ii.
Adjusted EPS excludes the after-tax impact to net income allocated to Class A stockholders attributed to approximately $2 million of professional fees in pursuit of potential acquisitions or financing transactions and $2 million of non-capitalizable costs incurred to transition the production of the Chicago Bakery. Expected weighted-average dilutive shares as described in "iv" below were used to calculate adjusted EPS.

iii.
Weighted-average basic common shares outstanding for 2018 includes 99,791,245 Class A common shares outstanding as of December 31, 2017 and the projected impact of 2018 stock-based compensation vesting activity.

iv.
Reflects the dilutive impact of 7.4 million Class A common shares issuable upon exercise of outstanding warrants (based on a range of 6.9 million to 7.9 million) and 0.2 million Class A common shares issuable upon vesting of outstanding unvested equity awards to employees (based on a range of 0.1 million to 0.3 million).

v.
Net increase in cash and cash equivalents reflects the $34 million of cash used to buy out a portion of the tax receivable agreement and $24 million used to purchase the Chicago Bakery. Both transactions closed in the first quarter of 2018.

Reconciliation of Adjusted EBITDA
For the Trailing Twelve Months Ended March 31, 2018
(Unaudited)

	Year Ended December 31, 2017	Less: Three Months Ended March 31, 2017	Plus: Three Months Ended March 31, 2018	Twelve Months Ended March 31, 2018
Net income	$258,108	$(24,199)	$29,302	$263,211
Plus non-GAAP adjustments:
Income tax provision (benefit)	(67,204)	(9,980)	6,519	(70,665)
Interest expense, net	39,174	(9,830)	9,340	38,684
Depreciation and amortization	38,170	(9,266)	10,091	38,995
Share-based compensation	7,413	(521)	1,623	8,515
Tax receivable agreement remeasurement	(50,222)	—	—	(50,222)
Gain on buyout of tax receivable agreement	—	—	(12,372)	(12,372)
Loss on debt modification	2,554	—	—	2,554
Impairment of property and equipment	1,003	—	1,417	2,420
Business combination transaction costs	—	—	47	47
Recovery on sale/abandonment of property and equipment and bakery shutdown costs	(144)	—	—	(144)
Tax Reform bonuses	—	—	983	983
Other expense	1,360	(714)	83	729
Adjusted EBITDA	$230,212	$(54,510)	$47,033	$222,735

Leverage Ratio
(Unaudited)

	Twelve Months Ended March 31, 2018 (in thousands)	Estimated Year Ended December 31, 2018 (in millions)
Long-term debt and capital lease obligations, including current maturities	$996,392	$988 - $988
Less: capital lease obligation	(528)	0 - 0
Less: Unamortized debt premium and issuance costs	(4,586)	(4) - (4)
Term loan debt	991,278	984 - 984
Less: cash and cash equivalents	(100,450)	(170) - (175)
Net term loan debt	$890,828	$814 - $809
Adjusted EBITDA	$222,735	$220 - $230

Leverage ratio	4.00	3.70 - 3.50